MASON STREET ADVISORS, LLC

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

January 1, 2012

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the Money Market Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) regarding the Investment Advisory Fee for the Money Market Portfolio (“Portfolio”), and supersedes all prior agreements between the parties relating to the same matters. MSA voluntarily agrees to waive its entire Investment Advisory Fee for the Portfolio commencing on January 1, 2012 and continuing for a period of time to be determined by MSA. The parties understand and agree that the waiver is voluntary, and that it may be rescinded in full or in part by MSA at any time, in its sole discretion, upon prior notice to the Controller of NMSF.

Very truly yours,

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSON V. DEANGELIS
Name:	Jefferson V. DeAngelis
Title:	President

Agreed to and accepted:

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ KATE M. FLEMING
Name:	Kate M. Fleming
Title:	Vice President